EXHIBIT 10.49

RELEASE AGREEMENT

As consideration for receiving payment of the separation benefits pursuant to your agreement dated March 26, 2011 with ING America Insurance Holdings, Inc. and ING North America Insurance Corporation, as amended by the letter, dated December 20, 2012, from ING U.S., Inc. and ING North America Insurance Corporation (the “Amendment”) (the March 26, 2011 agreement, together with the Amendment, referred to herein as the “Agreement”), less applicable taxes and withholdings, you agree to release all claims that you may have against ING U.S., Inc., successor to ING America Insurance Holdings, Inc., or any of its parents, subsidiaries or affiliated companies, or any of its officers, directors, or employees (“Company”).

By signing this Release Agreement (“Release”), you give up important rights, and we recommend that you discuss it with your attorney. Even if you choose not to discuss it with your attorney, you must review the Release carefully, and make sure that you understand the meaning and the effect of the language.

1.        In consideration for the separation benefits payable under my Agreement, I, Robert Leary, fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind, whether known or unknown against the Company, and its parents, subsidiaries or affiliates, their predecessors and successors, and all officers, employees, and agents of those persons and companies. This Release covers any actions, omissions, conduct, decisions, behavior, or events occurring to the date of my execution of this Release. This release is effective upon lapse of the revocation period described in paragraph 9 below.

2.        I understand that this Release does not constitute any admission by the Company of a violation of any laws or regulations. I have entered into this Release voluntarily.

3.        I understand and accept that this Release specifically covers, but is not limited to, any claim I may have for wages, penalties, benefits, breach of contract, wrongful termination, discrimination in violation of any federal, state, or local law or regulation, including but not limited to, Title VII, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Federal Civil Rights Acts, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, defamation, intentional or negligent infliction of emotional distress, breach of any implied covenant of good faith and fair dealing, or any other claims, except for unemployment compensation claims and claims related to the Consolidated Omnibus Budget Reconciliation Act statutes or any state insurance continuation statutes that may be applicable. I hereby acknowledge that I am responsible for all federal, state and local income, employment and additional taxes (whether or not subject to withholding) and any interest and penalties thereon that may be or become due for any of the payments and benefits set forth on Attachment B to the Amendment (the “Benefits Schedule”). This Release does not cover claims that the law does not allow to be waived, any claims for indemnification or coverage under directors and officers liability insurance, any claims for vested benefits set forth on the Benefits Schedule or any claims that may arise after the date I sign this release. Notwithstanding the foregoing, this Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (EEOC) in connection with any claim I believe I may have against the Company. However, I hereby agree to waive the right to recover money damages in any proceeding I may bring before the EEOC or any similar body or in any proceeding brought by the EEOC or any other similar body on my behalf.

4.        I acknowledge that the payment(s) will be made within the time frames set forth in the Benefits Schedule.

5.        By my signature below, I acknowledge that I fully understand and accept the terms of this Release. I represent and agree that my signature is freely, voluntarily, and knowingly given. I also acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release. I intend this Release to be legally binding.

6.        I understand and acknowledge that I am being advised by the Company to consult with an attorney prior to signing this Release and have done so to the extent I have deemed it necessary. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney. I acknowledge that I have considered the terms of this Release before I sign it.

7.        I understand and acknowledge that I have received good and valuable consideration in exchange for my execution of this Release.

8.        I acknowledge that I have been given at least twenty-one (21) days to consider the terms of this Release and, in particular, Paragraph 3. I hereby agree that the twenty-one (21) period to consider this Release will not restart upon any subsequent amendment of this Release. I represent that I have consulted with an attorney to the extent that I deemed necessary prior to executing this Release. If I sign the Release before the end of the twenty-one (21) day period, it is because I have voluntarily and knowingly decided to do so. I further acknowledge that I have received good and valuable consideration in exchange for my execution of this Release.

9.        I may rescind this Release within seven (7) days from the date that I execute this Release, and this Release will not become effective or enforceable until after the seven (7) day rescission period has expired. If I choose to rescind this Release, I must deliver, by hand or by mail, a written rescission notice to Executive Vice President and Chief Legal Officer, ING U.S. Legal Services at 230 Park Avenue, 13th Floor, New York, New York 10169, Fax No. (212) 309-8364, which must be received no later than 5:00 p.m., E.S.T. on the seventh (7th) day following the date of my execution of this Release. This Release will become effective upon the eighth (8th) day following the date I execute this Release, unless rescinded by me in accordance with the provisions of this Paragraph. If delivered by mail, the rescission must be: (1) postmarked within the seven day period; (2) sent to the above address; and (3) sent by certified mail return receipt requested. If the Release is rescinded, I am not eligible for any of the payments set forth in this Release.

10.      The provisions of this Release are severable. The invalidity or unenforceability of any one or more provisions will not affect the validity and enforceability of any other provision.

11.      For residents of California: I understand that I may be unaware of one or more claims that could be discovered at a later date, and I waive any rights I may have under California Civil Code Section 1542 to pursue such claims.

California Civil Code section 1542 provides as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of the release, which if known by him must have materially affected his settlement with the debtor.

12.      Choice of Law and Forum. I agree that this Release, and other documents incorporated by reference, including their validity and interpretation, will be governed by the laws of the State of New York. Any proceedings involving this Agreement will be brought in a court of competent jurisdiction in the State of New York.

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13.      WAIVER OF JURY TRIAL. I AGREE TO WAIVE MY RIGHT TO HAVE ANY DISPUTE, CLAIM, OR CONTROVERSY DECIDED BY A JURY IN A COURT. ALL DISPUTES, CLAIMS, OR CONTROVERSIES WILL BE HEARD BEFORE A JUDGE WITHOUT A JURY IN THE APPLICABLE JURISDICTION.

14.      Severability. I agree that the provisions of this Release are severable and if any part of the Release is found to be unenforceable, or otherwise invalid by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.      Entire Agreement. I agree that this Release encompasses the entire agreement between the parties relating to the cessation of my services to the Company. I acknowledge that I have not relied on any representations, promises, or agreements of any kind except those expressly set forth in this Agreement.

Robert G. Leary		December 20, 2012
Robert G. Leary	Date

ING U.S., Inc., successor to
ING America Insurance Holdings, Inc.:

Name	Date

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